Exhibit 3.9

ARTICLES OF AMENDMENT OF THE

ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia (the “Company”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being a duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Capitol City Bancshares, Inc.

2. The Board of Directors of the Company on March 9, 2010, unanimously adopted a resolution to amend the Articles of Incorporation of Capitol City Bancshares, Inc. revising paragraphs 3 and 8 to the Articles of Incorporation to read as follows:

“3.

Each share of the issued and unissued authorized common shares of the Company shall be changed into four (4) whole shares and the $1.50 par value common shares shall be changed to $1.00 par value common stock of the Company. On the effective date of the Amendment to the Articles of Incorporation of the Company, the Company will have 80,000,000 authorized common shares with a par value of $1.00 per share and 9,673,576 common shares issued and outstanding. The stock split created by this Amendment shall be implemented by the distribution of three (3) whole shares for each whole share owned by shareholders in the form of a stock dividend.”

8.

“The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions of adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.”

3. This Amendment was adopted by the Board of Directors of Capitol City Bancshares, Inc. on March 9, 2010.

4. This Amendment was duly approved by the shareholders of the Company by a majority vote at the regularly called annual shareholder meeting held on June 22, 2010 and in accordance with O.C.G.A. § 14-2-1003.

5. This Amendment to the Articles of Incorporation of Capitol City Bancshares, Inc. shall be effective on June 22, 2010, and the stock to be distributed to shareholders pursuant to the stock split shall be sent to stockholders of record on June 22, 2010.

IN WITNESS WHEREOF, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

CAPITOL CITY BANCSHARES, INC.

By:	/s/ George G. Andrews
GEORGE G. ANDREWS, President & CEO